CONSULTING AGREEMENT

THIS AGREEMENT is entered into and made effective this 15th day of March, 2013, hereinafter referred to as the “Effective Date”

BETWEEN:

                                    Strategic Internet Investments, Incorporated, having an office    at Suite 250-1090 West Georgia Street, Vancouver, B.C. V6E 3V7

                                    (hereinafter referred to as the "Company")

OF THE FIRST PART

AND:

                                    Hamid A.S. Aljeaidi, of Mecca, Saudi Arabia

                                    _____________________________________________________

                                    (insert street address and postal codes above)

                                    (hereinafter referred to as the "Consultant")

OF THE SECOND PART

WHEREAS the Consultant intends to provide Public Relations and Promotional Services to increase awareness of the Company’s businesses within the Middle East Gulf Council States, and in addition the Consultant has experience in Public Relations and Promotional Services;

AND WHEREAS the Company desires to retain the Consultant for the following purposes:

Institutional and individual investor relations services to increase awareness of the Company’s businesses within the Middle East Gulf Council States and thereby create a potential market for the Company’s securities in the region.

For and in consideration of mutual benefits, detriments, and promises, and the cross considerations hereinafter set forth, the adequacy of which is hereby acknowledged, the parties hereto, the Company and the Consultant, collectively “THE PARTIES”, hereby covenant and agree as follows:

1.	Term

The term of the Consultant’s appointment shall commence as of the Effective Date of this agreement as first written above and will continue for a term of twelve (12) months from the Effective Date.

2.	Services

The Consultant is hereby engaged by the Company to provide Public Relations services     including promotion of the Company’s publicly traded stock for purchase by investors,                       obtaining write ups about the company and acting as a relations consultant for a                                   twelve month period from the date hereof.  In the course of providing these services the Consultant agrees that when investors introduced to the Company’s business are known to purchase the Company’s common shares traded through the facilities of the OTC BB trading system, will provide conclusive proof of such stock purchase to the Company as a way of gauging the effectiveness of the Consultant’s public relations and promotion services.

3.	Compensation

In consideration of the Consultant providing the services set out in this Agreement, the Company shall pay to the Consultant a consulting fee payable, in advance, with restricted stock as described below.
The Consultant acknowledges the financial constraints of the Company and is willing to accept Restricted Rule 144 Reg. S shares in lieu of cash as full payment of all compensation under the Agreement for amounts owed.  The Consultant also acknowledges that as the shares of the Company are restricted for an indeterminate period of time, and as their future value is uncertain, the Company agrees to issue in advance a sufficient number of shares to account for the time, and risk factors associated with receiving payment of restricted common shares for services and agrees to the allotment and issuance, subject to the conditions herein, of 600,000 shares of restricted Rule 144 common stock issued as full payment to the Consultant under the Agreement.

For the purposes of this agreement the consulting services fee shall be deemed to be USD $60,000 ($5,000 per month) for the 12 month term of this agreement and the shares to be issued as full payment will be deemed to be issued at $0.10 per share, representing an approximate 50% discount to the stocks current trading value as quoted on the OTC Market Place.

4.	Termination of Agreement

This Agreement may be terminated at any time by either party prior to the expiration of the term provided herein by the terminating party giving 15 days written notice of its intent to terminate the agreement.

The agreement may also terminate as follows:

1.	Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary;

2.	Upon the other party taking the benefit of any insolvency law;

3.	Upon the other party having or applying for a receiver appointed for either party; and/or mutual consent of the parties.

Any compensation shares not being issued to the Consultant upon termination of this agreement, under the Vesting Schedule outlined above, shall no longer be available to be issued as compensation.

5.	Notices

All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given by either facsimile to the number noted below, certified mail, express mail or other overnight courier service.  Notices shall be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

Any notices to be given hereunder shall be effective if executed by and/or sent by the attorneys for THE PARTIES giving such notice and, in connection therewith, THE PARTIES and their respective counsel agree in giving such notice such counsel may communicate directly in writing with such party to the extent necessary to give such notice.

Addresses for Notices;

The Company -	Strategic Internet Investments, Incorporated

C/O Measure, Sampsel, Sullivan and O’Brien

24 First Avenue East, STE C

P.O. Box 918

Kalispell, Montana 59903

Fax #406-752-7168

The Consultant -

Phone -

Facsimile -

Email –

6.	Time is of the Essence

Time is hereby expressly made of the essence of this Agreement with respect to the performance by THE PARTIES of their respective obligations hereunder.

7.	Inurnment

This Agreement shall inure to the benefit of and be binding upon THE PARTIES hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

8.	Entire Agreement

This Agreement contains the entire agreement of THE PARTIES.   It is declared by THE PARTIES that there are no other oral or written agreements or understanding between them affecting this Agreement.  This Agreement supercedes all previous agreements.

9.	Amendments

This Agreement may be modified or amended provided such modifications or amendments are mutually agreed upon by and between THE PARTIES hereto and that said modifications or amendments are made only by an instrument in writing signed by THE PARTIES.

10.	Waivers

No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver.  No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

11.	Non-Waiver

The failure of either party, at any time, to require any such performance by any other party shall not be construed as a waiver of such right to require such performance, and shall in no way affect such party’s right to require such performance and shall in no way affect such party’s right subsequently to require a full performance hereunder.

12.	Construction of Agreement

Each party and its counsel have participated fully in the review and revision of this Agreement.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

13.	Applicable Law

This Agreement is executed pursuant to and shall be interpreted and governed for all purposes by the laws of the Province of British Columbia, Canada.

14.	Counterparts

This Agreement may be executed in a number of identical counterparts.  Each such counterpart is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

15.	Facsimile A facsimile copy of this Agreement is acceptable.